Free Writing Prospectus (To the Prospectus dated March 31, 2009)	Filed Pursuant to Rule 433 Registration Statement No. 333-158319 May 5, 2009

ZIONS BANCORPORATION

Zions Bancorporation (“Zions”) notes the following correction to certain ratings information contained in its Preliminary Terms and Conditions dated April 21, 2009, the Preliminary Terms and Conditions dated April 22, 2009 and the Final Terms and Conditions dated April 30, 2009 with respect to its 5.50% Senior Medium Term Notes due May 17, 2010 (the “Notes”), scheduled to be issued tomorrow, May 5, 2009, as well as the Preliminary Terms and Conditions dated May 1, 2009 with respect to the reopening of the offering related to the Notes.

The Moody’s Investors Services (“Moody’s”) rating information (B2 (Outlook Negative)) provided in the documents referred to above is Moody’s rating of Zions’ outstanding Senior Unsecured debt issued under Zions’ prior shelf registration statement (Registration Statement No. 333-132868), which expired on March 31, 2009. The Notes are being issued under Zions’ new shelf registration statement (Registration Statement No. 333-158319), which was filed on March 31, 2009, and are not currently rated by Moody’s.

The Notes are not savings accounts, deposits or other obligations of any of the issuer’s banks or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other government agency. The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-158319, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated March 31, 2009 contained in that registration statement and the prospectus supplement dated April 21, 2009 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Zions Bancorporation or a representative will arrange to send you the prospectus and other documents Zions Bancorporation has filed with the SEC if you request it by calling toll free (800) 524-8875.